Exhibit 99.5

Dear Amerita Employees:

This morning PharMerica announced that it has entered into an agreement to be acquired by a newly formed company controlled by KKR, with Walgreens Boots Alliance as a minority owner.

This transaction will give PharMerica and its affiliated companies including Amerita enhanced ability to develop and rapidly scale new products, services and infrastructure. These are important elements to ensure our future success as employees and as a company.

The additional resources that this partnership will provide assures that we will continue to be well positioned to meet the changing dynamics in the healthcare market.

What does this mean for our employees, patients and our customers?

There are no planned changes to employee staffing, compensation or benefits. The successful patient service model that we developed and refined over a long period of time will remain unchanged by this transaction. Our customers including payers and referral sources will also be unaffected by this transaction. As far as Amerita’s business is concerned, it is very simply “business as usual.”

Why are KKR and Walgreens the right owners for PharMerica and its subsidiaries like Amerita?

PharMerica’s operating model that includes Long Term Care Pharmacy, Specialty Home Infusion, Specialty oral and injectable medications and Hospital Pharmacy Management is of value in the network of services that it offers to payers and the medical communities.

This is an exciting time for PharMerica and Amerita. This transaction is still subject to PharMerica Shareholder approval, regulatory approval and other customary closing conditions. PharMerica expects to close the transaction by early 2018. Until closing, it is business as usual and Amerita must continue to operate as an independent and separate company.

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval.  This communication relates to a proposed acquisition of PharMerica Corporation (“PharMerica”) by Phoenix Parent Holdings Inc. and Phoenix Merger Sub Inc.  In connection with this transaction, PharMerica will file relevant materials with the Securities Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS OF PHARMERICA ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Any definitive proxy statement(s) (when available) will be mailed to stockholders of PharMerica.  Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by PharMerica through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by PharMerica will be available free of charge on PharMerica’s internet website at http://www.PharMerica.com or by contacting PharMerica’s Investor Relations Department by email at Robert.Dries@pharmerica.com or by phone at +1 (502) 627-7000.

Participants in Solicitation

PharMerica and its directors and certain of its executive officers may be considered participants in the solicitation of proxies from PharMerica’s stockholders in connection with the proposed transaction.  Information about the directors and executive officers of PharMerica is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 24, 2017, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which was filed with the SEC on May 10, 2017, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which was filed with the SEC on August 2, 2017, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on May 1, 2017, and its Current Report on Form 8-K, which was filed with the SEC on April 21, 2017. These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed acquisition of PharMerica, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of PharMerica, that could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: failure to obtain the required vote of PharMerica’s stockholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and risk that the transaction and its announcement could have an adverse effect on PharMerica’s ability to retain customers and retain and hire key personnel.  Additional information concerning these and other risk factors can be found in PharMerica’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including PharMerica’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The foregoing list of important factors is not exclusive.  PharMerica’s forward-looking statements are based on assumptions that PharMerica believes to be reasonable but that may not prove to be accurate.  PharMerica assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.